                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       AMR CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

Donald J. Carty
Chairman, President, and CEO

April 25, 2000

Dear Stockholder,

You are cordially invited to attend the annual meeting of stockholders of AMR Corporation, which will be held at the American Airlines Training & Conference Center, Flagship Auditorium, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 17, 2000, at 10:00 A.M., Central Daylight Time. An Official Notice of the Meeting, a Proxy Statement and a form of proxy are enclosed with this letter.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Again this year, registered stockholders can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you plan to attend, please be sure that you mark the appropriate box when voting, and bring with you the admission ticket that is printed on, or included with, the proxy card. For your convenience, a map of the area and directions to the American Airlines Training & Conference Center are provided on the last page of the Proxy Statement and on the admission ticket.

Sincerely,

/s/ Donald J. Carty

    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of AMR Corporation will be held at the American Airlines Training & Conference Center, Flagship Auditorium, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 17, 2000, at
10:00 A.M., Central Daylight Time, for the purpose of considering and acting upon the following:

        (1) the election of directors;

        (2) ratification of the selection of Ernst & Young LLP as independent auditors for the Corporation for the year 2000;

        (3) a stockholder proposal relating to the location of annual meetings;

and such other matters as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 20, 2000, will be entitled to attend or to vote at the meeting.

                                    By Order of the Board of Directors,

                                    /s/ Charles D. MarLett

                                    Charles D. MarLett
                                    CORPORATE SECRETARY

April 25, 2000

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON, OR INCLUDED WITH, THE PROXY CARD) OR OTHER PROOF OF SHARE OWNERSHIP (FOR EXAMPLE, A RECENT STATEMENT FROM YOUR BROKER). IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.

                               TABLE OF CONTENTS

ABOUT THE MEETING.................................... 1
  What is the purpose of the annual meeting?........  1
  How are votes counted?............................  1
  Who will bear the cost of soliciting votes for the
    meeting?........................................  1
  Who is entitled to vote?..........................  1
  How do I vote?....................................  1
    How do I vote using the Internet?...............  2
    How do I vote by mail?..........................  2
    How do I vote by telephone?.....................  2
    When will Internet and telephone voting close?...  2
  Can I change my vote after I have voted?..........  2
  Who can attend the meeting?.......................  2
  Where is the meeting?.............................  2

PROPOSAL 1--ELECTION OF DIRECTORS...................  3

NOMINEES FOR ELECTION AS DIRECTORS..................  3
  Board Committees..................................  4
  Compensation of Directors.........................  5
  Other Matters.....................................  7

OWNERSHIP OF SECURITIES.............................  8
  Securities Owned by Directors and Officers........  8
  Securities Owned by Certain Beneficial Owners..... 10

EXECUTIVE COMPENSATION.............................. 11
  Summary Compensation Table........................ 11
  LTIP Payouts...................................... 12
  All Other Compensation............................ 13
  Stock Options Granted............................. 14
  Stock Option Exercises and December 31, 1999 Stock Option
    Value........................................... 15
  Long Term Incentive Plan Awards................... 16
  Pension Plan...................................... 17
  Pension Plan Table................................ 17

CORPORATE PERFORMANCE............................... 18
  Cumulative Total Returns on $100 Investment on
    December 31, 1994............................... 18
OTHER MATTERS INVOLVING EXECUTIVE OFFICERS.......... 19
  Executive Termination Benefits Agreements/Employment
    Agreements...................................... 19
COMPENSATION COMMITTEE REPORT....................... 20
  Overall Policy.................................... 20
  Discussion........................................ 20
PROPOSAL 2--SELECTION OF AUDITORS................... 23
PROPOSAL 3--STOCKHOLDER PROPOSAL RELATING TO THE LOCATION OF
  ANNUAL MEETINGS................................... 23
OTHER MATTERS....................................... 24
ADDITIONAL INFORMATION.............................. 24
  Stockholder Proposals/Nominations................. 24
DIRECTIONS TO THE AMERICAN AIRLINES TRAINING & CONFERENCE
CENTER........................................... Back Cover

                                      AMR

    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000

    This statement and the form of proxy are being mailed to stockholders on or around April 25, 2000, in connection with a solicitation of proxies by the Board of Directors of AMR Corporation for use at the annual meeting of stockholders to be held on May 17, 2000.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

    The purpose of the annual meeting of AMR Corporation ("AMR" or the "Corporation") is to allow you to act upon matters which are outlined in the accompanying notice of the meeting. These matters include the election of directors, the ratification of the selection of the Corporation's independent auditors and the consideration of a proposal that has been submitted by a stockholder. Also, the Corporation's management will report on the performance of the Corporation during 1999 and answer any questions you have.

HOW ARE VOTES COUNTED?

    Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. Any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast (unless a greater vote is required by law). Abstentions from voting (including broker non-votes) are not counted as votes cast and thus will have no impact on the outcome of the voting.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

    AMR will pay the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers, employees, or agents of the Corporation or its subsidiaries, in person or by telephone, facsimile or other means of electronic communication. AMR will also request brokers or nominees who hold common stock in their names to forward proxy material to the beneficial owners of such stock at the Corporation's expense. To aid in the solicitation of proxies, the Corporation has retained D. F. King & Co., Inc., a firm of professional proxy solicitors, at an estimated fee of $14,000 plus reimbursement of normal expenses.

WHO IS ENTITLED TO VOTE?

    Stockholders of record at the close of business on the record date, March 20, 2000, are the only ones entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. On March 20, 2000, the Corporation had outstanding 148,583,186 shares of common stock. Each stockholder will be entitled to one vote in person or by proxy for each share of stock held.

HOW DO I VOTE?

    You have three voting options:

    -  Internet

    -  Mail

    -  Telephone

HOW DO I VOTE USING THE INTERNET?

    You can vote on the Internet at the web address shown on your proxy card. The Internet voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet voting will depend on the voting process of the bank or broker. Please follow whatever Internet voting instructions are on the form you receive from your bank or broker.

    IF YOU ELECT TO VOTE USING THE INTERNET YOU MAY INCUR TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH YOU ARE RESPONSIBLE.

HOW DO I VOTE BY MAIL?

    You can vote by mail by completing, signing and returning the enclosed proxy card in the postage paid envelope provided. The shares will be voted in accordance with your directions provided on the proxy card.

HOW DO I VOTE BY TELEPHONE?

    You can vote by telephone using the telephone number shown on your proxy card. The telephone voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone voting will depend on the voting process of the bank or broker. Please follow whatever telephone voting instructions are on the form you receive from your bank or broker.

WHEN WILL INTERNET AND TELEPHONE VOTING CLOSE?

    The Internet voting facilities will close at 5:00 P.M., Central Daylight Time, on May 16, 2000. The telephone voting facilities will be available for you until the annual meeting begins at 10:00 A.M., Central Daylight Time, on May 17, 2000.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

    Yes, even after you have submitted your proxy, you may change your vote at any time before the annual meeting by filing with the Corporate Secretary of the Corporation a notice of revocation, a properly executed, later-dated proxy, or by attending and voting your shares at the meeting.

WHO CAN ATTEND THE MEETING?

    Stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 A.M., Central Daylight Time.

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET. THIS TICKET IS PRINTED ON, OR INCLUDED WITH, THE PROXY CARD. IF YOU DO NOT HAVE AN ADMISSION TICKET, YOU MUST HAVE SOME OTHER PROOF OF SHARE OWNERSHIP (FOR EXAMPLE, A RECENT STATEMENT FROM YOUR BROKER).

WHERE IS THE MEETING?

    The annual meeting of stockholders of AMR Corporation will be held at the American Airlines Training & Conference Center, Flagship Auditorium, on Wednesday, May 17, 2000, 10:00 A.M., Central Daylight Time. It is located at 4501 Highway 360 South, Fort Worth, Texas. A map of the area and directions to the American Airlines Training & Conference Center can be found on the last page of the Proxy Statement and on the admission ticket.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    It is proposed that ten directors be elected at the meeting, to serve until the next annual election.

    Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. If any nominee is not available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships, as of March 20, 2000. Each nominee is also a director of American Airlines, Inc. ("American").

BUSINESS AFFILIATIONS

    DAVID L. BOREN, President, University of Oklahoma, Norman, Oklahoma since 1994; educational institution. He is also a director of Phillips Petroleum Company; Texas Instruments, Inc.; Torchmark Corporation and Waddell &
Reed, Inc. From 1979 through 1994, he was a United States Senator for Oklahoma. From 1975 through 1979, he was the Governor of Oklahoma.

        Mr. Boren is 58 and was first elected a director in 1994. He is a member of the Executive and Governance Committees.

    EDWARD A. BRENNAN, retired Chairman, President and Chief Executive Officer of Sears, Roebuck and Co., Chicago, Illinois; merchandising. Mr. Brennan retired from Sears, Roebuck & Co. in 1995. Prior to his retirement, he had been associated with that company for 39 years. He is also a director of Allstate Corporation; Morgan Stanley Dean Witter & Co.; Minnesota Mining and Manufacturing Company; Unicom Corporation; Dean Foods Company and Sabre Holdings Corporation.

        Mr. Brennan is 66 and was first elected a director in 1987. He is the Chairman of both the Compensation/Nominating Committee and the Governance Committee.

    DONALD J. CARTY, Chairman, President and Chief Executive Officer of the Corporation and American, Fort Worth, Texas; air transportation. He is also a director of Dell Computer Corporation and Brinker International, Inc.

        Mr. Carty is 53 and was first elected a director in April 1998. He became an Executive Vice President of the Corporation and American in 1989 and was named the President of American in 1995. On May 20, 1998, Mr. Carty was elected Chairman, President and Chief Executive Officer of the Corporation and American. Mr. Carty is Chairman of the Executive Committee.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group, Inc., Coral Gables, Florida since 1979; real estate investments, development and construction, property management and brokerage services. He is also a director of BellSouth Corporation; Winn Dixie Stores, Inc.; FPL
Group, Inc. and The Quaker Oats Company.

        Mr. Codina is 53 and was first elected a director in 1995. He is a member of the Audit and Compensation/Nominating Committees.

    EARL G. GRAVES, Chairman and Chief Executive Officer, Earl G. Graves, Limited, New York, New York since 1970; communications and publishing (including publication of BLACK ENTERPRISE magazine). Since 1998, he has been General Partner of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. and Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. He is a director of Aetna Inc.; DaimlerChrysler AG; Federated Department Stores, Inc. and Rohm and Haas Company.

        Mr. Graves is 65 and was first elected a director in 1995. He is a member of the Executive and Governance Committees.

    ANN D. MCLAUGHLIN, Chairman of The Aspen Institute, Washington, D.C. and Aspen, Colorado since 1996, and Vice-Chairman since 1993; international nonprofit educational and public policy organization. She was President of the Federal City Council, Washington, D.C. from 1990 to 1995. She was President and Chief Executive Officer of New American Schools Development Corporation, Arlington, Virginia from 1992 to 1993. She was United States Secretary of Labor from 1987 to 1989. She is also a director of General Motors Corporation; Kellogg Company; Host Marriott Corporation; Vulcan Materials, Inc.; Nordstrom, Inc.; Harman International Industries, Inc.; Donna Karan International, Inc.; Fannie Mae and Microsoft Corporation.

        Ms. McLaughlin is 58 and was first elected a director in 1990. She is Chairman of the Audit Committee and is a member of the Governance Committee.

    CHARLES H. PISTOR, JR., retired Vice Chair, Southern Methodist University, Dallas, Texas since 1995; educational institution. He is a former President of the American Bankers Association. He previously served as Chairman and Chief Executive Officer of First RepublicBank Dallas, N.A. He is also a director of Fortune Brands, Inc.; Centex Corporation and Zale Corporation.

        Mr. Pistor is 69 and was first elected a director in 1982. He is a member of the Audit and Compensation/Nominating Committees.

    PHILIP J. PURCELL, Chairman and Chief Executive Officer, Morgan Stanley Dean Witter & Co., New York, New York since May 1997. From 1986 to May, 1997, he was Chairman and Chief Executive Officer of Dean Witter Discover; financial services.

        Mr. Purcell is 56 and was elected a director in January 2000. He is a member of the Executive and Governance Committees.

    JOE M. RODGERS, Chairman, The JMR Group, Nashville, Tennessee since 1984; investment company. From 1985 through 1989, Mr. Rodgers was the United States Ambassador to France. He is also a director of Gaylord Entertainment Company; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Towne Services, Inc. and Tractor Supply Company.

        Mr. Rodgers is 66 and was first elected a director in 1989. He is a member of the Audit and Compensation/Nominating Committees.

    JUDITH RODIN, President, University of Pennsylvania, Philadelphia, Pennsylvania since 1994; educational institution. She was Provost of Yale University from 1992 through 1994. She is also a director of Aetna Inc.; Electronic Data Systems Corporation and Young & Rubicam Inc.

        Ms. Rodin is 55 and was first elected a director in 1997. She is a member of the Audit and Compensation/Nominating Committees.

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

BOARD COMMITTEES

    During 1999, AMR had the following Board Committees: Audit, Compensation, Executive and Nominating/Governance. In January 2000, the Board restructured the Compensation and Nominating/Governance Committees to form the Compensation/Nominating Committee and the Governance Committee.

    The Audit Committee, composed entirely of outside directors, met five times during 1999 with the Corporation's independent auditors, representatives of management and the internal audit staff. The Audit Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit (including the independent auditors' assessment of internal controls), reviews quarterly information with representatives of management and the independent auditors, reviews the Corporation's consolidated financial statements, reviews the Committee's charter on an annual basis, reviews the scope of non-audit services provided by the independent auditors and reviews other aspects of the relationship with the independent auditors, including a letter on the independence of the auditors.

    The Executive Committee met two times during 1999. The Executive Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

    The Nominating/Governance Committee, composed entirely of outside directors, met five times in 1999 (including one meeting with the other outside directors of the Board outside the presence of Mr. Carty). As restructured in 2000, the Governance Committee reviews the corporate governance procedures of the Board to ensure that the best long term interests of all stockholders are being considered.

    The Compensation Committee, composed entirely of outside directors, met seven times in 1999. As restructured in 2000, the Compensation/Nominating Committee makes recommendations with respect to the compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. In this regard, the Compensation/Nominating Committee has retained Hewitt Associates LLC (independent compensation consultants) to assist the Committee in structuring a compensation program for the officers and key employees that aligns an executive's compensation with the long term interests of the stockholders through the use of cash and stock based compensation in conjunction with appropriate performance criteria. The Compensation/Nominating Committee also recommends candidates for officer positions and reviews with the Chief Executive Officer succession planning for senior positions within the Corporation and its subsidiaries. The Committee makes recommendations with respect to assignments to Board committees and recommends suitable candidates for election to the Board. In this regard, the Committee will consider nominees for election recommended by stockholders. See page 24 for additional information on the submission of such nominations.

    In 1999 no member of the Compensation Committee was a current or former employee or officer of the Corporation or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure. The same holds true for the Compensation/Nominating Committee as restructured in 2000.

    The members of the Compensation Committee for 1999 were as follows:

    Edward A. Brennan, Chairman

    Charles H. Pistor, Jr.

    Joe M. Rodgers

    Judith Rodin

    Maurice Segall

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive an annual retainer of $20,000 for service on the Board of Directors, an annual retainer of $1,500 for service on a standing Committee of the Board (generally each director serves on two committees) and $1,000 for attending, or otherwise participating in, a Board or Committee meeting (provided, the maximum payment for meeting attendance is $1,000 per day, regardless of the number of meetings actually attended in one day). Directors may defer payment of all or any part of these retainers and fees pursuant to two deferral plans. Under the first of these deferral plans, the

Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at The Chase Manhattan Bank, N.A. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the average fair market value (as defined in the Corporation's 1998 Long Term Incentive Plan, as amended (the "LTIP")) of the Corporation's common stock during such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the average fair market value of the Corporation's common stock during the month in which the deferral period terminates.

    An outside director, an outside director's spouse or companion, and an outside director's dependent children are provided transportation on American and reimbursement for federal income taxes incurred thereon. The cost of such transportation for each outside director in 1999, including the reimbursement obligation for income tax liability, was as follows: David L. Boren ($16,226); Edward A. Brennan ($12,457); Armando M. Codina ($36,816); Charles T.
Fisher, III ($6,759); Earl G. Graves ($64,665); Dee J. Kelly ($52,616); Ann D. McLaughlin ($9,027); Charles H. Pistor, Jr. ($28,630); Joe M. Rodgers ($22,596); Judith Rodin ($49,093); and Maurice Segall ($17,294). Philip Purcell was elected a director in January 2000 and thus no transportation was provided in 1999.
Mr. Carty, as an employee of American, pays service charges for his use of employee travel privileges.

    Pursuant to the 1994 Directors Stock Incentive Plan, as amended (the "SIP"), outside directors each receive an annual award of 600 deferred shares of the Corporation's common stock. Generally, these shares will be delivered to the director within six months after the director ceases to be a member of the Board.

    Pursuant to the SIP, the Corporation provides directors who were elected after May 15, 1996, an annual grant of an additional 300 deferred shares of the Corporation's common stock. This additional grant is in lieu of their participation in a pension plan (described below), and the shares will generally be distributed to the director within six months after the director ceases to be a member of the Board.

    The Corporation provides directors who were elected on or before May 15, 1996, a pension benefit equal to 10% of the director's fees and retainers from the Corporation for his or her last twelve months of service on the Board, multiplied by the number of years of service on the Board, up to a maximum of $20,000 per year. The pension benefit will be paid until the last to die of the director or the director's spouse. In 1998 the Corporation adopted a split-dollar life insurance program for those Directors who participate in the Directors' pension plan. The split-dollar life insurance program is an estate planning program pursuant to which the Corporation purchases a life insurance policy for the Director. This insurance policy is purchased with the funds that would have been used to provide the Director's pension benefit. After five years, the Corporation recovers the cost of such insurance from the policy's then existing cash value. Having recovered its investment in the policy, the Corporation will no longer retain an interest in it, and the policy will then be for the sole benefit of the Director.

    In 1999 the Corporation adopted a Stock Appreciation Rights Plan for outside directors (the "SAR Plan"). Under the SAR Plan, each outside director receives an annual award of 500 stock appreciation rights ("SARs"). SARs entitle the director upon exercise to receive in cash the excess of the fair market value of the Corporation's common stock over the stock's fair market value as of the SARs grant date. The SARs vest 100% on the first anniversary of their grant and expire on the tenth anniversary of their grant. The SARs may be exercised only during certain defined "window" periods (generally, the 20 business days following the Corporation's release of quarterly earnings).

OTHER MATTERS

    During 1999, the law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation. Mr. Kelly, a retiring director, is a partner of the firm.

    During 1999, American advertised in, and sponsored an event hosted by, BLACK ENTERPRISE magazine. Mr. Graves is Chairman of the Board and Chief Executive Officer of Earl G. Graves, Limited, which publishes that magazine.

    The University of Oklahoma provides meteorological information services to American. Mr. Boren is President of the University of Oklahoma.

    During 1999, the law firm of Gibson, Dunn & Crutcher performed legal services for American. Martin B. McNamara is a partner of the firm and is the husband of Anne H. McNamara, Senior Vice President and General Counsel of the Corporation.

    During 1999, Aurora Airline Investments, Inc., a subsidiary of the Corporation, owned an equity interest in Canadian Airlines International Ltd. ("Canadian"). This equity interest was sold in December 1999. American and other subsidiaries of the Corporation continue to provide airline-related services to Canadian. Douglas A. Carty is Senior Vice President and Chief Financial Officer of Canadian and is the brother of Donald J. Carty.

    In 1999, American and other subsidiaries of the Corporation purchased a variety of services from Sabre Inc., a subsidiary of Sabre Holdings Corporation ("Sabre"). In March 2000, the Corporation distributed its shares of Sabre to the Corporation's stockholders by means of a stock dividend (the "spin-off"). Through and including the date of the spin-off, Gerard J. Arpey, Executive Vice President of the Corporation and Executive Vice President Operations at American, Anne H. McNamara and Donald J. Carty were each a director of Sabre. In addition, Mr. Carty served as Chairman of the Board of Sabre from May 1998 through and including the date of the spin-off. Messrs. Arpey and Carty and Ms. McNamara resigned as Directors of Sabre upon the completion of the spin-off. Messrs. Kelly and Brennan also serve as Directors of Sabre. Mr. Kelly will retire from the Sabre Board of Directors when his term expires in May 2000.
Mr. Brennan will continue as a Director of Sabre.

    In 1999, Morgan Stanley Dean Witter & Co. provided financial services to the Corporation. Mr. Purcell is Chairman and Chief Executive Officer of Morgan Stanley Dean Witter & Co. and was named a director of the Corporation in January 2000.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND OFFICERS

    As of March 20, 2000, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted rights to, under the stock based compensation or deferral plans of the Corporation, shares of, or stock equivalent units of, the Corporation's common stock as indicated in the table below (the share amounts below reflect appropriate adjustments to account for the spin-off):

                                                 AMR CORPORATION
NAME                                              COMMON STOCK     PERCENT OF CLASS
----                                             ---------------   ----------------
David L. Boren (1)(7)..........................         8,219          *
Edward A. Brennan (2) (7)......................        37,218          *
Donald J. Carty (3)............................     2,321,978         1.5    %
Armando M. Codina (2) (7)......................        14,035          *
Charles T. Fisher, III (4).....................         4,080          *
Earl G. Graves (1) (7).........................         9,419          *
Dee J. Kelly (1) (5) (7).......................        12,767          *
Ann D. McLaughlin (1) (7)......................        11,567          *
Charles H. Pistor, Jr. (1) (7).................        12,767          *
Philip J. Purcell (2)..........................        10,568          *
Joe M. Rodgers (1) (6) (7).....................        10,767          *
Judith Rodin (2) (7)...........................         9,599          *
Maurice Segall (7).............................         6,385          *
Robert W. Baker (8)............................     1,338,887          *
Michael W. Gunn (9)............................       572,875          *
Gerard J. Arpey (10)...........................       595,862          *
Daniel P. Garton (11)..........................       541,367          *
Directors and executive officers as a group
  (24 persons) (12)............................     7,075,063         4.7    %

------------------------------

*   Percentage does not exceed 1% of the total outstanding class.

(1) Includes deferred shares granted under the SIP to Messrs. Boren, Graves, Kelly, Pistor, Rodgers and Ms. McLaughlin of 6,634, 6,634, 7,582, 7,582, 7,582 and 7,582 respectively. Such shares will be delivered to the director within six months after the director ceases to be a member of the Board. See "Compensation of Directors" on pages 5 and 6 for further information on the deferred shares.

(2) For Messrs. Brennan and Codina and Ms. Rodin, includes deferred shares granted under the SIP of 7,582, 6,634 and 4,265 respectively and stock equivalent units (which are the economic equivalent of a share of stock) of 26,451, 5,216 and 4,149, respectively. The deferred shares will be delivered to the director within six months after the director ceases to be a member of the Board. The stock equivalent units will be cashed out at the end of the deferral period. For Mr. Purcell, includes 568 stock equivalent units. See "Compensation of Directors" on pages 5 and 6 for further information on the deferred shares and the stock equivalent units.

(3) Includes stock options for 1,790,169 shares of common stock and 491,609 shares of deferred stock granted under the LTIP. Stock options representing 677,403 shares of common stock are vested and currently exercisable. The remaining options will vest and become exercisable during the period from July 2000 through July 2004. The deferred shares are comprised of: (i) 88,845 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; and (ii) 402,764 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(4) Includes 2,000 shares of the Corporation's common stock held by a trust of which Mr. Fisher and his wife have shared voting and investment power.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(5) Includes 2,000 shares of the Corporation's common stock held by Kelly Group Investors. Mr. Kelly disclaims any beneficial interest in 1,706 of such shares.

(6) Includes 2,000 shares held by JMR Investments over which Mr. Rodgers has shared voting and investment power.

(7) Includes 1,185 stock appreciation rights granted under the 1999 SAR Plan for each of Messrs. Boren, Brennan, Codina, Graves, Kelly, Pistor, Rodgers, Segall, Ms. McLaughlin and Ms. Rodin.

(8) Includes stock options for 916,882 shares of common stock and 419,350 shares of deferred stock granted under the LTIP. Stock options representing 449,676 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2000 through January 2005. The deferred shares are comprised of: (i) 40,278 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; and (ii) 379,072 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(9) Includes stock options for 366,754 shares of common stock and 206,121 shares of deferred stock granted under the LTIP. Stock options representing 29,381 shares of common stock are vested and currently excercisable. The remaining options will vest during the period from July 2000 through January 2005. The deferred shares are comprised of: (i) 23,692 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; and (ii) 182,429 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(10) Includes stock options for 469,105 shares of common stock and 126,757 shares of deferred stock granted under the LTIP. Stock options representing 122,727 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2000 through January 2005. The deferred shares are comprised of: (i) 27,247 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; and (ii) 99,510 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(11) Includes stock options for 414,611 shares of common stock and 126,756 shares of deferred stock granted under the LTIP. Stock options representing 59,232 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2000 through January 2005. The deferred shares are comprised of: (i) 27,247 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; and (ii) 99,509 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(12) Includes stock options for 4,887,355 shares of the Corporation's common stock, 1,978,312 shares of deferred stock granted under the LTIP, 74,587 shares of deferred stock granted under the SIP, 11,850 stock appreciation rights granted under the 1999 SAR Plan and 36,384 stock equivalent units. Stock options representing 1,867,293 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2000 through January 2005. The deferred shares are comprised of:
    (i) 331,696 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001; (ii) 1,639,508 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60); and (iii) 7,108 deferred shares that are scheduled to vest during the period July 2002 through July 2004.

    Holders of unvested options, deferred shares under the LTIP or the SIP, stock appreciation rights and stock equivalent units do not have voting or dispositive power with regard to such shares.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    The following firms have informed the Corporation that they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 1999:

NAME AND ADDRESS OF BENEFICIAL OWNER                          AMOUNT HELD       PERCENT OF CLASS
------------------------------------                          -----------       ----------------
Capital Research & Management Company.......................  13,294,300(1)           8.96%
  333 South Hope Street
  Los Angeles, California 90071

FMR Corp....................................................  13,652,114(2)           9.21%
  82 Devonshire Street
  Boston, Massachusetts 02109

Oppenheimer Capital.........................................  13,398,376(3)           9.03%
  1345 Avenue of the Americas
  New York, New York 10105

PRIMECAP Management Company.................................  14,704,500(4)           9.92%
  225 South Lake Avenue, Suite 400
  Pasadena, California 91101

Vanguard Primecap Fund......................................   9,550,000(5)           6.44%
  P.O. Box 2600 VM #V34
  Valley Forge, Pennsylvania 19482

Wellington Management Company, LLP..........................   8,901,579(6)           6.00%
  75 State Street
  Boston, Massachusetts 02109

------------------------------

(1) Capital Research & Management Company filed a Schedule 13G in which it disclaims beneficial ownership in all 13,294,300 shares over which it has sole dispositive power.

(2) FMR Corp. filed a Schedule 13G on behalf of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson that indicates they each beneficially own, and have sole dispositive power over, 13,652,114 shares of the Corporation's common stock, and that FMR Corp. has sole voting power over 2,212,304 shares. The
    Schedule 13G filed by FMR Corp. states that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 11,295,210 shares of the Corporation's common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Fidelity Funds"). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole dispositive power over the 11,295,210 shares owned by the Fidelity Funds and no voting power over such shares. Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,488,204 shares of the Corporation's common stock as a result of its serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over the 1,488,204 shares, sole voting power over 1,415,604 of such shares and no voting power over 72,600 of such shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Through their ownership of voting common stock and the execution of a shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Fidelity International Limited, a former majority-owned subsidiary of Fidelity, beneficially owns, and has sole dispositive power over, 868,700 shares of the Corporation's common stock, sole voting power over 796,700 of such shares and no voting power over 72,000 of such shares.

(3) Oppenheimer Capital filed a Schedule 13G that indicates it beneficially owns, and has shared voting and dispositive power over, 13,398,876 shares of the Corporation's common stock.

(4) PRIMECAP Management Company filed a Schedule 13G that indicates that it beneficially owns, and has sole dispositive power over, 14,704,500 shares and has sole voting power over 2,753,500 shares of the Corporation's common stock.

(5) Vanguard Primecap Fund filed a Schedule 13G that indicates it beneficially owns, and has sole voting and no dispositive power over, 9,550,000 shares of the Corporation's common stock.

(6) Wellington Management Company, LLP filed a Schedule 13G that indicates it beneficially owns, and has shared dispositive power over, 8,901,579 shares and has shared voting power over 7,468,579 shares of the Corporation's common stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 1999, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) the Chief Executive Officer of the Corporation (collectively, the "named executive officers").

                                                                       LONG TERM COMPENSATION
                                                                ------------------------------------
                          ANNUAL COMPENSATION                           AWARDS             PAYOUTS
           --------------------------------------------------   -----------------------   ----------
  NAME                                                                       SECURITIES
   AND                                                          RESTRICTED   UNDERLYING
PRINCIPAL                                      OTHER ANNUAL       STOCK       OPTIONS/       LTIP         ALL OTHER
POSITION     YEAR      SALARY     BONUS(1)    COMPENSATION(2)   AWARDS(3)    SARS(#)(4)   PAYOUTS(5)   COMPENSATION(6)
---------  --------   --------   ----------   ---------------   ----------   ----------   ----------   ---------------
Carty        1999     $759,375   $        0       $65,529           0         150,000     $3,942,197       $ 3,340
             1998      700,417    1,072,781             0           0         309,600      3,488,121        16,721
             1997      648,083      648,000             0           0          70,000      3,711,969        16,721
----------------------------------------------------------------------------------------------------------------------
Baker        1999      576,755            0             0           0          40,000      2,306,620        15,329
             1998      560,825      560,000             0           0          25,000      2,048,712        18,074
             1997      556,200      415,000             0           0          30,000      2,525,313        17,336
----------------------------------------------------------------------------------------------------------------------
Gunn         1999      454,363            0             0           0          20,800      1,081,180        11,404
             1998      435,967      404,000             0           0          13,000        941,173        11,404
             1997      428,800      309,000             0           0           9,000      1,146,313        15,106
----------------------------------------------------------------------------------------------------------------------
Arpey        1999      420,377            0             0           0          22,000      1,600,512         4,171
             1998      382,833      367,000             0           0          14,000        937,373         4,171
             1997      353,883      270,000             0           0          12,000      1,142,513         4,171
----------------------------------------------------------------------------------------------------------------------
Garton       1999      408,443            0             0           0          22,000      1,593,494         8,391
             1998      361,667      367,000             0           0          14,000        923,337         8,391
             1997      328,883      328,000             0           0          12,000      1,117,813         8,391
----------------------------------------------------------------------------------------------------------------------

Carty    =   Donald J. Carty: Chairman, President, and Chief Executive
             Officer of the Corporation and American.
Baker    =   Robert W. Baker: Vice Chairman of American and formerly
             Executive Vice President Operations of American.
Gunn     =   Michael W. Gunn: Executive Vice President Marketing and
             Planning of American and formerly Senior Vice President
             Marketing of American.
Arpey    =   Gerard J. Arpey: Executive Vice President of the Corporation
             and Executive Vice President Operations of American and
             formerly Senior Vice President and Chief Financial Officer of the Corporation and Senior Vice President Finance and
             Planning of American.
Garton   =   Daniel P. Garton: Executive Vice President Customer Service
             of American and formerly Senior Vice President Customer
             Service of American.

                                               (SEE NEXT 2 PAGES FOR FOOTNOTES.)

------------------------------

(1) No payments were made in 2000 under American's 1999 Incentive Compensation Plan because American's performance failed to satisfy the performance measurements under such Plan. Amounts shown for 1998 represent payments made in 1999 for 1998 services. Amounts shown for 1997 represent payments made in 1998 for 1997 services. These payments were made pursuant to American's Incentive Compensation Plan. See the Compensation Committee Report at pages 20 to 22 for further information on the Incentive Compensation Plan.

(2) Of this amount, $47,200 represents reimbursement of expenses for financial planning services.

(3) The following table sets forth certain information concerning restricted stock awards:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

           TOTAL NUMBER OF    AGGREGATE MARKET VALUE
          RESTRICTED SHARES    OF RESTRICTED SHARES
  NAME    HELD AT FY-END(A)     HELD AT FY-END(B)
--------  -----------------   ----------------------
Carty          207,500             $13,902,500
Baker          177,000              11,859,000
Gunn            87,000               5,829,000
Arpey           53,500               3,584,500
Garton          53,500               3,584,500
----------------------------------------------------

    (A) For the named executive officers these amounts consist of: (i) shares of deferred common stock issued under the LTIP which vest at retirement (Career Equity Shares); and (ii) shares of deferred common stock issued under the LTIP which vest upon the Corporation's attainment of predetermined cash flow objectives over a three-year performance period (Performance Shares). See the related discussions of Career Equity Shares and Performance Shares in the Compensation Committee Report at pages 20 to 22. The number of shares shown above do not reflect any adjustment for the spin-off.

    (B) These amounts are based on the closing price of the Corporation's common stock of $67.00 on the New York Stock Exchange ("NYSE") on December 31, 1999.

(4) These amounts represent options for shares of the Corporation's common stock which were granted in 1997, 1998 and 1999 and do not reflect any adjustment for the spin-off.

(5) For 1997, this amount represents performance returns paid in 1997 and a payout of cash in exchange for Performance Shares issued under the Corporation's 1995-1997 Performance Share Plan. For 1998, this amount represents performance returns paid in 1998 and a payout of cash in exchange for Performance Shares issued under the Corporation's 1996-1998 Performance Share Plan. For 1999, this amount represents performance returns paid in 1999 and a payout of cash in exchange for Performance Shares issued under the Corporation's 1997-1999 Performance Share Plan. As explained in the Compensation Committee Report, 1999 performance return payments were paid at half their 1998 level and will be eliminated in their entirety beginning in the year 2000.

                           LTIP PAYOUTS
-------------------------------------------------------------------
 NAME   YEAR  PERFORMANCE RETURNS   PERFORMANCE SHARES     TOTAL
------  ----  -------------------   ------------------   ----------
Carty   1999       $189,450             $3,752,747       $3,942,197
        1998        378,900              3,109,221        3,488,121
        1997        276,500              3,435,469        3,711,969
-------------------------------------------------------------------
Baker   1999        117,500              2,189,120        2,306,620
        1998        235,000              1,813,712        2,048,712
        1997        235,000              2,290,313        2,525,313
-------------------------------------------------------------------
Gunn    1999         38,750              1,042,430        1,081,180
        1998         77,500                863,673          941,173
        1997         77,500              1,068,813        1,146,313
-------------------------------------------------------------------
Arpey   1999         36,850              1,563,662        1,600,512
        1998         73,700                863,673          937,373
        1997         73,700              1,068,813        1,142,513
-------------------------------------------------------------------
Garton  1999         29,832              1,563,662        1,593,494
        1998         59,664                863,673          923,337
        1997         49,000              1,068,813        1,117,813
-------------------------------------------------------------------

(6) The following table sets forth information concerning all other compensation:

                          ALL OTHER COMPENSATION
--------------------------------------------------------------------------
 NAME   YEAR  INTEREST DIFFERENTIAL(A)   INSURANCE PREMIUMS(B)     TOTAL
------  ----  ------------------------   ----------------------   --------
Carty   1999           $   0                    $ 3,340           $ 3,340
        1998               0                     16,721            16,721
        1997               0                     16,721            16,721
--------------------------------------------------------------------------
Baker   1999           3,390                     11,939            15,329
        1998           3,814                     14,260            18,074
        1997           3,077                     14,260            17,336
--------------------------------------------------------------------------
Gunn    1999               0                     11,404            11,404
        1998               0                     11,404            11,404
        1997               0                     15,106            15,106
--------------------------------------------------------------------------
Arpey   1999               0                      4,171             4,171
        1998               0                      4,171             4,171
        1997               0                      4,171             4,171
--------------------------------------------------------------------------
Garton  1999               0                      8,391             8,391
        1998               0                      8,391             8,391
        1997               0                      8,391             8,391
--------------------------------------------------------------------------

    (A) Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long term rate, with compounding) on deferred compensation.

    (B) Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid.

                             STOCK OPTIONS GRANTED

    The following table contains information about stock options granted during 1999 by the Corporation to the named executive officers. The hypothetical present values of stock options granted in 1999 are calculated under a Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

    If the hypothetical present values presented in this table represent the amounts actually realized upon exercise of the options, the corresponding increase in total stockholder value would be over $4.5 billion.

             OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
                        INDIVIDUAL GRANTS
                     % OF TOTAL                         HYPOTHETICAL
        SECURITIES   OPTIONS/SARS                        PRESENT
        UNDERLYING   GRANTED TO   EXERCISE               VALUE AT
                                  OR BASE
        OPTIONS/SARS EMPLOYEES     PRICE     EXPIRATION  DATE OF
                     IN FISCAL
 NAME   GRANTED(#)    YEAR          PER      DATE(1)     GRANT(2)
                                   SHARE
------   -------        ---       --------   -------    ----------
Carty    150,000        9.8       $68.4063   7/26/09    $3,721,500
Baker     40,000        2.6        68.4063   7/26/09       992,400
Gunn      20,800        1.4        68.4063   7/26/09       516,048
Arpey     22,000        1.4        68.4063   7/26/09       545,820
Garton    22,000        1.4        68.4063   7/26/09       545,820

------------------------------

(1) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's common stock on the date of grant. They become exercisable at the rate of 20% per year over a five-year period. Upon a change in control (as described on page 19), the vesting of the options will be accelerated and all options will become immediately exercisable. The amounts shown above do not reflect any adjustment for the spin-off.

(2) The Black-Scholes model used to calculate the hypothetical values of options at the date of grant considers a number of factors to estimate the option's present value. These factors include: (i) the stock's volatility prior to the grant date; (ii) the exercise period of the option; (iii) interest rates; and (iv) the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility--31.3%; exercise period--4.5 years; interest rate--6.02% and dividend yield--0.0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1999 STOCK OPTION VALUE

    The following table contains information about stock options exercised during 1999 by the named executive officers and the number and value of unexercised in-the-money options held at December 31, 1999. Grants have been adjusted to reflect the 2 for 1 stock split which occurred in June 1998. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized.

      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
---------------------------------------------------------------------------------------------
                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                              OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
           SHARES                            AT FY-END(#)(1)              AT FY-END(2)
         ACQUIRED ON                    -------------------------   -------------------------
 NAME    EXERCISE(#)   VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------  -----------   --------------   -------------------------   -------------------------
Carty            0        $      0           305,920 / 469,680       $ 7,778,618/ $1,628,308
Baker            0               0           189,800 /  97,200         6,029,221/   882,522
Gunn         8,200         322,475            12,400 /  42,400           264,487/   265,943
Arpey            0               0            51,800 /  46,200         1,529,355/   298,455
Garton           0               0            25,000 /  50,000           616,442/   420,712

------------------------------

(1) These numbers do not reflect any adjustment for the spin-off.

(2) These amounts are based on the closing price of AMR common stock of $67.00 on the NYSE on December 31, 1999.

                        LONG TERM INCENTIVE PLAN AWARDS

    The following table contains information about long term stock awards granted in 1999. Under the LTIP, deferred shares of the Corporation's common stock (Performance Shares) may be awarded to officers and other key employees, including the named executive officers. Further information concerning Performance Shares can be found in the Compensation Committee Report (see pages 20 to 22) and in the footnotes to the Summary Compensation Table.

                      LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------
                                        PERFORMANCE
                                         OR OTHER              ESTIMATED FUTURE PAYOUTS
                                       PERIOD UNTIL       UNDER NON-STOCK PRICE BASED PLANS
          NUMBER OF SHARES, UNITS OR   MATURATION OR   ----------------------------------------
  NAME        OTHER RIGHTS(#)(1)          PAYOUT       THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
--------  --------------------------   -------------   ------------   -----------   -----------
Carty     15,000 Performance             12/31/01          0            15,000        26,250
                Shares
-----------------------------------------------------------------------------------------------
Baker     8,500 Performance              12/31/01          0             8,500        14,875
                Shares
-----------------------------------------------------------------------------------------------
Gunn      5,000 Performance              12/31/01          0             5,000         8,750
                Shares
-----------------------------------------------------------------------------------------------
Arpey     5,500 Performance              12/31/01          0             5,500         9,625
                Shares
-----------------------------------------------------------------------------------------------
Garton    5,500 Performance              12/31/01          0             5,500         9,625
                Shares
-----------------------------------------------------------------------------------------------

------------------------------

(1) Performance Shares awarded to the named executive officers in 1999 were for deferred shares of the Corporation's common stock and were granted, pursuant to the LTIP, under the Performance Share Program. This program is discussed in more detail on page 22. The amounts shown above do not reflect any adjustment for the spin-off.

                                  PENSION PLAN

    American's basic pension program for management personnel consists of a fixed benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code ("Code"). Officers of American are eligible for additional retirement benefits, to be paid by American under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of American would be entitled, but for the limit of $130,000 on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($160,000 for 1999).

    The following table shows typical annual benefits payable under the basic pension program and the SERP, based upon retirement in 1999 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to offset for Social Security benefits.

                               PENSION PLAN TABLE

                               ANNUAL RETIREMENT BENEFITS
                --------------------------------------------------------
FINAL AVERAGE                  CREDITED YEARS OF SERVICE
  EARNINGS         15         20         25          30           35
-------------   --------   --------   --------   ----------   ----------
 $  600,000     $150,030   $200,040   $250,050   $  300,060   $  350,070
    800,000      200,040    266,720    333,400      400,080      466,760
  1,000,000      250,050    333,400    416,750      500,100      583,450
  1,200,000      300,060    400,080    500,100      600,120      700,140
  1,400,000      350,070    466,760    583,450      700,140      816,830
  1,600,000      400,080    533,440    666,800      800,160      933,520
  1,800,000      450,090    600,120    750,150      900,180    1,050,210
  2,000,000      500,100    666,800    833,500    1,000,200    1,166,900

    As of December 31, 1999, the named executive officers had the following credited years of service: Mr. Carty - 22.1; Mr. Baker - 31.5; Mr. Gunn - 29.0; Mr. Arpey - 16.3; Mr. Garton - 12.3. Benefits are shown in the above table on a straight-life annuity basis.

    To recognize the future loss of the annual cash performance return payment, Messrs. Carty, Baker and Gunn will receive an additional 1.5, 1.0 and .5 years, respectively, of credited years of service under the pension plan and the SERP for each year of employment beginning in 1999 until retirement. This additional benefit will be paid through the SERP.

                             CORPORATE PERFORMANCE

    The following graph compares the yearly change in the Corporation's cumulative total return on its common stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of airlines published by Standard & Poor's, in each case over the preceding five-year period. The Corporation believes that while total stockholder return is an INDICATOR OF CORPORATE PERFORMANCE, it is subject to the vagaries of the market.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CUMULATIVE TOTAL RETURNS* ON $100 INVESTMENT ON DECEMBER 31, 1994
                                                                       AMR  S & P 500  S & P Airlines
1994                                                               $100.00    $100.00         $100.00
1995                                                               $139.44    $137.12         $146.03
1996                                                               $165.49    $168.22         $160.11
1997                                                               $241.31    $223.90         $269.40
1998                                                               $223.00    $287.35         $260.59
1999                                                               $251.64    $347.36         $258.48

------------------------

 * Defined as stock price appreciation plus dividends paid assuming reinvestment of dividends.

** Standard & Poor's Airline Index includes American Airlines, Delta Air Lines, Southwest Airlines and US Airways.

                   OTHER MATTERS INVOLVING EXECUTIVE OFFICERS

EXECUTIVE TERMINATION BENEFITS AGREEMENTS/EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements (the "Agreements") with 14 officers of American, including all of the named executive officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement: (i) within two years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause or if the individual terminates his or her employment with "good reason"; or (ii) within the 30 day period immediately following the first anniversary of a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. Any termination of an individual (other than for cause) that occurs not more than 180 days prior to a change in control and following the commencement of any discussions with a third party that ultimately results in a change in control will be deemed to be a termination of an individual after a change in control. If the individual's employment is terminated for cause or as a consequence of death or disability, the Agreement is not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur: (i) if a third party acquires 15% or more of the Corporation's common stock; (ii) if the individuals who, as of the date of the Agreements, constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof (provided that directors subsequent to the date of the Agreements whose election or nomination was approved by a majority of the incumbent board will be considered as if such members were members of the incumbent board); (iii) upon the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of the assets of another corporation unless (a) more than 60% of the Corporation's voting stock remains in the hands of the same stockholders, (b) no person owns more than 15% of the common stock of the surviving corporation and (c) at least a majority of the members of the Board following the transaction is the same as the members of the Board who approved the transaction; or (iv) upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    The Agreements provide that upon such termination the individual will receive: three times the sum of (i) the individual's annual base salary and
(ii) the annual award paid under American's incentive compensation plan, as well as certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

                         COMPENSATION COMMITTEE REPORT

(1) OVERALL POLICY

    The objectives of the Corporation's compensation policies are: (i) to attract and retain the best possible executive talent; (ii) to motivate its executives to achieve the Corporation's long term strategic goals; (iii) to link executive and stockholder interests through equity based compensation; and
(iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. With these objectives in mind, the Corporation has developed an overall compensation strategy that links a very large portion of an executive's compensation to the Corporation's financial success.

    The Compensation/Nominating Committee (the "Compensation Committee" or the "Committee") is composed entirely of disinterested members of the Board of Directors. No member of the Committee is a current or former employee or officer of the Corporation or any of its affiliates. The Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all of the officers of American (five of whom are also officers of the Corporation)--including all of the named executive officers.

    Once a year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation program. This review includes (i) an internal report evaluating executive compensation throughout the Corporation to ensure consistency and program effectiveness and (ii) a comprehensive report from Hewitt Associates LLC (an independent compensation consultant retained separately by the Committee) evaluating the competitiveness of executive compensation at the Corporation relative to other major public corporations employing similar executive talent. The Committee also regularly reviews data on the competitive marketplace, comparing total compensation and each element thereof with compensation opportunities at comparable positions at other companies. The Committee's policy is to establish compensation ranges that are approximately at the median of those found at a comparator group made up of Fortune 500 companies across industries with whom the Corporation competes for executive talent (the "Comparator Group").(1)

    In July 1999 the Committee decided to make changes to the compensation structure for officers of the Corporation (including the named executive officers). These changes are described with more specificity in the "Discussion" section of the Report, but can be summarized as follows:

    - The Committee reduced by 50% the payment of performance returns (an annual cash payment) and eliminated the payment totally beginning in 2000; and

    - The Committee eliminated any future grants of career equity shares (a deferred stock program) except for specific grants to bring an officer to a target level.

    The Committee made these changes after it concluded that the Corporation's executive compensation structure had become too complicated. With these changes, an executive's compensation in the future will be composed of: (i) base salary;
(ii) incentive compensation (a performance-based bonus component); (iii) stock options; and (iv) performance shares (a performance-based deferred stock program with a three-year measurement period). The Committee believes this new structure will attract and retain executive talent and bring the Corporation's compensation practices more in line with the market. The Corporation expects that compensation paid in 1999 to the named executive officers will be fully deductible for U.S. income tax purposes.

(2) DISCUSSION

(a) BASE SALARY

    The Committee annually reviews officers' salaries, including those of the named executive officers, and makes adjustments based on its subjective evaluation of the performance of the Corporation and the individual.

------------------------

(1) This group differs from the comparison group used for the calculation of the Corporate Performance Graph because the Corporation competes with a broader group of companies for executive talent.

    In 1999, Mr. Carty's base salary was increased to $772,500. The increase in salary was based on the Committee's subjective evaluation of (i) Mr. Carty's service and strategic contributions and (ii) Mr. Carty's compensation relative to the compensation of other chief executives of Comparator Group companies. For the other named executive officers, the increase in base salary was determined by the Committee based on a subjective determination of each officer's performance and in consideration of the reduction in, and the eventual elimination of, the annual performance return payment.

(b) INCENTIVE COMPENSATION PLANS

    American's incentive compensation plan is reviewed annually by the Committee in conjunction with the incentive compensation plans of the Corporation's other subsidiaries.

    American's 1999 incentive compensation plan provided that participants would be eligible to receive awards only if the following four performance goals were met: (i) American's cash flow return on gross assets exceeded 6.7%; (ii) the profit sharing plan for employees represented by the Transport Workers Union made a distribution; (iii) the variable compensation plan for pilots made a distribution; and (iv) American's general profit sharing plan for eligible employees made a distribution.

    No awards were made under the 1999 American incentive compensation plan because American failed to achieve the required cash flow return on gross assets.

(c) STOCK BASED COMPENSATION

    Under the LTIP, stock based compensation (which may include stock options, restricted stock, deferred stock and other stock based awards) may be granted to officers and key employees of the Corporation and its affiliates. This equity participation aligns the interests of the officers and the Corporation's stockholders over the long term. Continuing a practice begun in 1998, in 1999 the Committee decided to place greater emphasis on the award of stock options. Thus, year over year, the number of shares awarded in stock options generally increased and the number of shares awarded in performance shares (a deferred stock award) generally decreased.

STOCK OPTIONS

    Stock options are issued to key employees and officers of American and the Corporation's other subsidiaries and are options for common stock of the Corporation. They are exercisable for ten years from the date of grant, have an exercise price equal to the average market price of the Corporation's common stock on the date of grant and vest in 20% increments over five years. This structure is designed to provide an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options granted based upon a subjective evaluation of the executive with respect to three factors:
(i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; and (iii) the executive's retention value to the Corporation. The number of stock options awarded, if any, depends upon the executive's evaluation with respect to these factors.(2) The Committee generally does not take into account the number of stock options awarded in previous years.

    In 1999, the Committee granted Mr. Carty options to purchase 150,000 shares of the Corporation's common stock at an exercise price of $68.4063, which represents the average market price (NYSE) of the Corporation's common stock on the date of grant. The number of stock options was determined based on the factors set forth in the immediately preceding paragraph and the Committee's subjective evaluation of (i) Mr. Carty's service and strategic contributions and
(ii) Mr. Carty's compensation relative to the compensation of other chief executives of Comparator Group companies.

------------------------

(2) See the Summary Compensation Table for information regarding the number of stock options awarded to the named executive officers in 1999.

CAREER EQUITY SHARES

    As explained earlier, in 1999 the Committee concluded that the career equity program no longer served its original purposes. It eliminated the program in 1999 by taking the following steps:

    - It reduced by 50% the 1999 performance return payment and eliminated the payment altogether for 2000 and beyond; and

    - It eliminated any future grants of deferred stock under the program except for specific grants to bring an officer to a target level.

PERFORMANCE SHARES

    Performance shares are shares of deferred stock which are granted to officers and key employees of American and the Corporation's other subsidiaries and are issued pursuant to the LTIP. Distribution of these shares is contingent upon the Corporation's attainment of predetermined cash flow objectives over a three-year "performance period." The cash flow objective is based on the Corporation's cumulative operating cash flow return on adjusted gross assets ("CFROGA") over the performance period. The percentage of the shares which will be distributed ranges from 0% to 175% based upon varying levels of CFROGA over the three-year period, as well as the Corporation's standing (on the same basis) relative to four major competitors (United Airlines, Inc., Delta Air
Lines, Inc., Southwest Airlines, Inc. and US Airways, Inc.).(3) If each competitor outperforms the Corporation with respect to this measurement, or if the Corporation fails to achieve a certain level of cumulative operating cash flow relative to adjusted assets, no performance shares will be earned. Performance share grants are based upon a subjective evaluation of: (i) the executive's current performance; (ii) the executive's retention value; and
(iii) where applicable, the ability to perform multiple functions. Since 1998, the Committee has placed greater emphasis on the award of stock options. Thus, year over year, the number of shares awarded in performance shares has generally decreased.

    In 1999, Mr. Carty was granted 15,000 performance shares based on the Committee's subjective evaluation of (i) Mr. Carty's service and strategic contributions to the Corporation and (ii) the amount of Mr. Carty's compensation relative to chief executives of Comparator Group companies.

    Compensation/Nominating Committee of AMR:

    Edward A. Brennan, Chairman

    Armando M. Codina

    Charles H. Pistor, Jr.

    Joe M. Rodgers

    Judith Rodin

------------------------

(3) See the Long Term Incentive Plan Award Table for the number of performance shares granted to the named executive officers in 1999.

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Corporation's Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 2000. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                        PROPOSAL 3--STOCKHOLDER PROPOSAL
                  RELATING TO THE LOCATION OF ANNUAL MEETINGS

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who owns 100 shares of stock, has given notice that she will propose the following resolution from the floor. The proposed resolution and statement in support thereof are set forth below. A majority of votes cast is necessary for approval of the proposal.

    RESOLVED: "That the stockholders of AMR recommend that the Board of Directors take the necessary steps to rotate the annual meeting to cities where American has major hubs or spokes, or where there are many stockholders. Cities could include Chicago, Los Angeles, Washington D.C. and Miami for instance.

    SUPPORTING STATEMENT:

    REASONS: For many years AMR has been meeting almost exclusively in the Dallas-Fort Worth area where mostly employee stockholders attended the meeting. At one time AMR used to rotate, but in the last few years this has not happened. We suggest that AMR meets every fourth year in Dallas-Fort Worth and the other three years in other cities.

    Stockholders in other parts of the country also would like to meet management and directors.

    The many problems the Company faces makes maximum attendance by outside independent non-employee shareholders desirable. Delta and US Airways as well as many, many other corporations have been rotating their annual meetings in the last few years, so should AMR.

    If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

    Prior to 1980, the Corporation's predecessor American Airlines, Inc. followed a policy of rotating the location of the annual meeting. At that time, the Corporation's headquarters were located in New York, and holding annual meetings in New York would have inconvenienced stockholders located in other parts of the country.

    Since 1980, the Corporation has held most of its annual meetings in the Dallas/Fort Worth area near its headquarters. Since the Dallas/Fort Worth area is readily accessible from all parts of the country and is the Corporation's largest hub, it is a convenient location for many stockholders. In addition, by holding the annual meeting close to its headquarters' offices, the Corporation has been able to eliminate substantial travel time of its senior management and minimize expenses for hotel rooms and meals at a time when the Corporation is trying to cut costs.

    In 1987 and 1995, the Board decided to hold the annual meeting at sites in other areas of the country. In the future the Board may decide to hold the annual meeting in a new location, or may decide to remain near headquarters. The Board prefers to have the flexibility to make such decisions and opposes the imposition of a mandatory rotation program.

    FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

    If any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgment.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS/NOMINATIONS

    From time to time, stockholders submit proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. Proposals for inclusion in the 2001 proxy statement must be received by the Corporation no later than December 1, 2000. Any such proposal, as well as any related questions, should be directed to the Corporate Secretary of the Corporation.

    The Corporation's By-Laws provide that any stockholder wishing to bring any other matter (other than proposals intended to be included in the proxy materials and nominations for directors) before an annual meeting must notify the Corporate Secretary of such fact not less than 60 nor more than 90 days before the date of the meeting. For the Corporation's year 2001 annual meeting such notice must be received between February 15 and March 17, 2001. Such notice shall be in writing and shall set forth the business proposed to be brought before the meeting, shall identify the stockholder and shall disclose the stockholder's interest in the proposed business.

    Under the Corporation's By-Laws, nominations for director, other than those made by or at the direction of the Board of Directors, must be made by timely written notice to the Corporate Secretary of the Corporation setting forth as to each nominee the information required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission and including evidence of such nominee's consent to serve. Such notice must be received not less than 120 calendar days before the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. For the Corporation's year 2001 annual meeting, the Corporation must receive such notice prior to December 1, 2000.

                                    By Order of the Board of Directors,

                                    /s/ Charles D. MarLett

                                    Charles D. MarLett
                                    CORPORATE SECRETARY

April 25, 2000

                      DIRECTIONS TO THE AMERICAN AIRLINES
                          TRAINING & CONFERENCE CENTER

                                     [MAP]

                                      AMR

                                 AMR CORPORATION
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMR CORPORATION

    P         The undersigned hereby appoints Edward A. Brennan, Donald J.
              Carty, and Charles H. Pistor, Jr., or any of them, proxies,
    R each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR
    O Corporation on May 17, 2000, and any adjournments thereof, upon all matters as may properly come before the meeting. Without
    X otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.
    Y
              Election of Directors, Nominees:

              01 David L. Boren, 02 Edward A. Brennan, 03 Donald J. Carty, 04 Armando M. Codina, 05 Earl G. Graves, 06 Ann D. McLaughlin, 07 Charles H. Pistor, Jr., 08 Philip J. Purcell,
              09 Joe M. Rodgers, 10 Judith Rodin.

              YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY
              BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD, VOTE YOUR SHARES USING THE INTERNET, OR VOTE BY TELEPHONE.

                                                                   -------------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                   -------------

 - - - - - - - - - - - - - - - - FOLD AND DETACH HERE - - - - - - - - - - - - -

                        A D M I T T A N C E   T I C K E T
                                 AMR CORPORATION
              The 2000 Annual Meeting of Stockholders will be held
                             at 10:00 A.M., CDT, on
                         Wednesday, May 17, 2000, at the
                          American Airlines Training &
                     Conference Center, Flagship Auditorium
                    4501 Highway 360 South, Fort Worth, Texas
                     TO ATTEND THIS MEETING YOU MUST PRESENT
                  THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP
                             Doors open at 9:00 A.M.
               NOTE: Cameras, tape recorders or other similar recording devices will not be allowed in the meeting room.

                                      [MAP]

-----
  X    PLEASE MARK YOUR VOTES
-----  AS IN THIS EXAMPLE.


     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES; FOR PROPOSAL 2; AND AGAINST PROPOSAL 3.

-----------------------------------------------------------------------------------------------------------------------
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2; AGAINST PROPOSAL 3.
-----------------------------------------------------------------------------------------------------------------------
                            FOR     WITHHELD                                                 FOR    AGAINST   ABSTAIN
1. Election of Directors    / /       / /        2. Ratification of the selection
   (see reverse).                                   of Ernst & Young LLP as                  / /      / /       / /
                                                    independent auditors for the
                                                    year 2000.
                                                 3. Stockholder Proposal
For, except vote withheld from the following        Relating to the Location of              / /      / /       / /
nominee(s):                                         Annual Meetings.

---------------------------------------------
                                                       If you are interested in receiving proxy materials
                                                       and the annual report electronically in the
                                                       future, please mark this box:                            / /

                                                       If you plan to attend the Annual Meeting, please
                                                       mark this box:                                           / /
-----------------------------------------------------------------------------------------------------------------------


    SIGNATURE(S)                                   DATE
                ---------------------------------      -----------------------
    NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


 - - - - - - - - - - - - - - - - FOLD AND DETACH HERE - - - - - - - - - - - - -

                          --------------------------------
 NAME & ADDRESS
 PRINT HERE                        [CONTROL NUMBER]        ----SHIFTS TO RIGHT

                          --------------------------------

AMR Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the 2000 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.


TO VOTE USING INTERNET:

     -     Have your proxy card in hand when you access the web site.
     -     Log on to the Internet and go to the web site
           HTTP://www.eproxyvote.com/amr, 24 hours a day, 7 days a week.
     - You will be prompted to enter your control number printed in the box above.
     -     Follow the instructions provided.


TO VOTE BY MAIL:
     -     Mark, sign and date your proxy card.
     -     Return your proxy card in the postage-paid envelope provided.


TO VOTE BY TELEPHONE:
     -     Have your proxy card in hand when you call.
     - On a touch-tone telephone call 1-877-779-8683 (1-877-PRX-VOTE), 24 hours a day, 7 days a week.
     - You will be prompted to enter your control number printed in the box above.
     -     Follow the recorded instructions.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. IF YOU CHOOSE TO VOTE YOUR SHARES ELECTRONICALLY, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.



                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.